EXHIBIT 99.1
Contacts:
Investors: Judy Hayes, InterMune, Inc., 415-466-2242, ir@intermune.com
Media: Carin Canale, Atkins + Associates 858-527-3498, ccanale@irpr.com
InterMune Announces Second Quarter Financial Results
— Completes Enrollment of Phase III DIRECT Trial Ahead of Schedule —
— Phase III INSPIRE Trial on Track to Be Fully Enrolled by the End of 2005 —
— Second Quarter Infergen Demand Grew 24% from the First Quarter —
BRISBANE, Calif., July 28, 2005 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the second quarter and six months ended June 30, 2005.
The Company recorded a net loss for the second quarter of 2005 of $23.7 million, or $0.74 per share, an 80% increase from a net loss of $13.1 million, or $0.41 per share, for the second quarter of 2004. The greater loss in the second quarter of 2005 compared to the same period in the prior year was largely the result of lower total revenue, a lower gross margin resulting from the shift in product mix, the completion of the Amphotec® / Amphocil® (amphotericin B cholesteryl sulfate complex for injection) divestiture and litigation-related attorney fees.
Total revenues for the second quarter of 2005 were $34.1 million, compared to $35.9 million for the same quarter in 2004, a decrease of 5%. Sales of Actimmune® (interferon gamma-1b) for the second quarter of 2005 were $25.9 million, compared to $31.3 million for the same quarter in 2004, a decrease of 17%. Substantially all of Actimmune revenues were derived from physicians’ prescriptions for the off-label use of Actimmune in the treatment of idiopathic pulmonary fibrosis (IPF). Since the Company does not promote Actimmune for this use, it has little control over Actimmune sales. Infergen® (interferon alfacon-1) sales for the second quarter of 2005 increased by 88% to $7.4 million from $3.9 million for the same period in 2004. This increase is largely the result of a greater level in sales and marketing support of this brand.
Cost of goods sold for the second quarter of 2005 was $10.6 million, or approximately 31% of total revenues, compared to $8.8 million, or approximately 25% of total revenues, in the same quarter of 2004. The increase in cost of goods sold as a percentage of total revenue was primarily the result of a shift in the product mix towards a higher proportion of revenue from Infergen, which has a lower profit margin than Actimmune, and an inventory write-off associated with the divestiture of Amphotec during the quarter.
Research and development (R&D) expenses for the second quarter of 2005 were $22.5 million compared to $20.4 million for the same period in 2004. The higher spending in 2005 was largely attributable to ongoing costs associated with the Company’s three Phase III clinical trials.
Selling, general and administrative (SG&A) expenses for the second quarter of 2005 were $24.4 million compared to $18.0 million for the same period in 2004. The increased spending in 2005 was primarily the result of a greater level of sales and marketing expenses to support Infergen, including the 31-representative Infergen sales force, and litigation-related attorney fees.
Net interest income for the second quarter of 2005 was $0.7 million, compared to net interest expense of $1.0 million for the same quarter in 2004. The shift to net interest income from net interest expense was primarily due to lower interest expense as a result of the repurchase in February and July of 2004 of $150 million in aggregate principal amount of the Company’s 5.75% convertible subordinated notes due in July 2006 and their replacement with the Company’s lower interest rate $170 million in aggregate principal amount 0.25% convertible senior notes due in March 2011.
InterMune also reported results of operations for the six months ended June 30, 2005, including a net loss for the period of $41.1 million, or $1.28 per share. This compares to a net loss for the same period in 2004 of $24.8 million, or $0.78 per share.
The Company recorded total revenues of $70.2 million for the six months ended June 30, 2005, compared to $74.0 million for the first six months of 2004, a decrease of 5%. Sales of Actimmune for the first six months of 2005 were $53.6 million, compared to $64.3 million for the first six months of 2004, a decrease of 17%. Substantially all of Actimmune revenues were derived from physicians’ prescriptions for the off-label use of Actimmune in the treatment of IPF. Since the Company does not promote Actimmune for this use, it has little control over Actimmune sales. Sales of Infergen for the first six months of 2005 increased by 91% to $15.1 million compared to

$7.9 million for the first six months of 2004. This increase is largely the result of a greater level in sales and marketing support of this brand.
Cost of goods sold for the six months ended June 30, 2005 was $20.2 million, or approximately 29% of total revenue, compared to $18.5 million, or approximately 25% of total revenue, for the same period in 2004. The increase in cost of goods sold as a percentage of total revenue was primarily the result of a shift in the product mix towards a higher proportion of revenue from Infergen and an inventory write-off associated with the divestiture of Amphotec in 2005.
R&D expenses for the six months ended June 30, 2005 were $42.4 million compared to $38.6 million for the same period ended June 30, 2004. The higher spending in 2005 was largely attributable to the ongoing costs associated with the Company’s three Phase III programs.
SG&A expenses for the six months ended June 30, 2005 were $48.5 million compared to $34.7 million for the same period ended June 30, 2004. The increased spending in 2005 was primarily the result of a greater level of sales and marketing expenses to support Infergen, including the 31-representative Infergen sales force, and litigation-related attorney fees and accrued settlements.
Net interest income for the six months ended June 30, 2004 was $1.4 million, compared to net interest expense of $2.4 million for the same period last year. The shift to net interest income from net interest expense was primarily due to lower interest expense as a result of the repurchase in February and July of 2004 of $150 million in aggregate principal amount of the Company’s 5.75% convertible subordinated notes due in July 2006 and their replacement with the Company’s lower interest rate $170 million in aggregate principal amount 0.25% convertible senior notes due in March 2011.
For the six months ended June 30, 2005, the Company recorded other income of $0.5 million, which included the effects of a gain on currency exchange and the Amphotec divestiture. During the same period in 2004, the Company recorded other expense of $3.0 million associated with the early retirement of the 5.75% convertible subordinated notes.

As of June 30, 2005, the Company’s cash, cash equivalents and available-for-sale securities totaled $138.4 million.
Second Quarter Business Highlights and Second Quarter Events
“During the second quarter, we completed the early enrollment of the DIRECT trial, continued enrollment of the INSPIRE trial, and significantly progressed our preclinical protease inhibitor program,” stated Dan Welch, InterMune’s President and CEO. “We are very encouraged by consistently strong growth in Infergen demand, with a 24% increase in vials from the first quarter of 2005 to the second quarter of 2005. We believe our second quarter Infergen revenues did not track to demand because wholesalers adjusted inventories during the quarter, as Infergen revenues decreased approximately 5% from the first quarter of 2005 to the second quarter of 2005. Over the past six quarters, we estimate the level of wholesaler Infergen inventory has varied between less than $1 million to almost $5 million, with inventories in the first quarter of 2005 at the high end of that range. We estimate that wholesaler Infergen inventories at the end of the second quarter are between $2-3 million. In summary, I am pleased with the growing demand for Infergen and the important progress we made with our R&D programs during this quarter.”
Hepatology
•	The Company completed enrollment of the DIRECT trial one full quarter ahead of schedule. DIRECT is a 514-patient Phase III study evaluating daily Infergen plus ribavirin in hepatitis C virus (HCV) PEG-nonresponders.
○	Data supporting this trial were presented at the May Digestive Disease Week (DDW) medical conference, including clinical findings from an investigator-initiated study evaluating the use of daily Infergen in combination with ribavirin.

○	InterMune expects to meet with the Food and Drug Administration (FDA) later this year to discuss its proposed plan to complete the additional clinical work it believes would satisfy the requirements for the registration of daily Infergen. The Company will provide more details when it receives feedback from the FDA.
•	Recent results presented at DDW provided additional support of the protease as a promising target against HCV, and InterMune is aggressively advancing its own HCV protease inhibitor program through pre-IND toxicology studies. The Company anticipates filing an IND for the HCV protease inhibitor in 2006, pending conversations with the FDA.

Pulmonology
•	Enrollment in the INSPIRE trial, a 600-patient Phase III study evaluating the potential impact of Actimmune on survival in patients with mild to moderate IPF, continues in line with expectations, and the Company expects this study will be fully enrolled by the end of 2005. Recent medical journal publications and several abstract presentations provided support for the design of the INSPIRE trial:
○	A publication in the July 2005 issue of CHEST, the journal of the American College of Chest Physicians, provided data from an independent investigator-initiated meta analysis based on published results from previous trials that evaluated the effect of Actimmune treatment in prolonging survival in patients with IPF. The authors concluded that treatment with Actimmune was associated with a statistically significant improvement in overall survival compared with control group therapies in patients with IPF.

○	In the June issue of the Annals of Internal Medicine, a peer-reviewed prospective analysis was published on the clinical course of patients with less advanced IPF. The authors concluded that despite their relatively less advanced state of disease, these patients were at considerable risk of acute deterioration and rapid decline in lung function.

○	At this year’s International Conference of the American Thoracic Society in May, researchers presented several abstracts related to Actimmune, including three that addressed the safety, efficacy, and/or potential mechanism of action of Actimmune in patients with IPF and one that discussed a clinical diagnostic index that may predict mortality in IPF patients.
•	The Company has received input from the FDA on the design of the Phase III clinical program for pirfenidone in IPF and is now seeking feedback from the European Medicines Agency (EMEA). Initiation of this program is expected in the first half of 2006.
○	Supporting InterMune’s investment in the development of pirfenidone in IPF was a peer-reviewed publication in the May issue of the American Journal of Respiratory and Critical Care Medicine that summarized results from a Phase II trial conducted by Shionogi & Co., LTD evaluating pirfenidone for the treatment of patients with

IPF. The authors concluded that treatment with pirfenidone may prevent acute exacerbation of IPF and reduce the rate of decline in vital capacity.
Business Development and Corporate Initiatives
•	The Company completed the sale of worldwide ownership of Amphotec to Three Rivers Pharmaceuticals.

•	InterMune reached a preliminary agreement to settle its shareholder class action lawsuit that would require the Company to pay approximately $2 million. This amount was accrued in the first quarter of 2005.
2005 Financial Guidance
InterMune reiterated its financial guidance for 2005, projecting 2005 total revenue to be in the range of $140-160 million. Cost of goods sold for 2005 is expected to be in the range of 26-28% of sales, depending on product mix. R&D expense for 2005 is expected to be in the range of $90-100 million and SG&A expense for 2005 in the range of $85-95 million.
Conference Call and Webcast Details
The Company’s management will host a conference call today at 4:30 p.m. ET to discuss second quarter 2005 financial results. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international). A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for ten business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering the conference ID# 7739311. The webcast will remain available on the Company’s website until the next earnings call.

About InterMune
InterMune is a biopharmaceutical company focused on the research, development and commercialization of innovative therapies in hepatology and pulmonology. In addition to three-times-a-week Infergen, a currently marketed product indicated for the treatment of chronic HCV infections, InterMune has a broad and deep late-stage product portfolio addressing HCV infections, particularly nonresponders, or those patients who do not respond to first-line therapy, and IPF. Leading the hepatology portfolio is the DIRECT Trial, a Phase III study of daily Infergen plus ribavirin, and a Phase IIb trial of daily Infergen plus Actimmune with and without ribavirin for the treatment of HCV patients who do not respond to first-line therapy. In addition, InterMune has an early stage small molecule program targeted at the HCV protease. The pulmonology portfolio includes pirfenidone and Actimmune. Pirfenidone is being developed for the treatment of IPF. Actimmune is being evaluated in the INSPIRE Trial, a Phase III study in patients with IPF. For additional information about InterMune and its development pipeline, please visit www.intermune.com.
Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s quarterly report on Form 10-Q filed with the SEC on May 10, 2005 (the “Form 10-Q”) and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) risks related to potential increases in Infergen sales; (iv) reimbursement risks associated with third-party payors; (v) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (vi) risks related to significant regulatory, supply and competitive barriers to entry; (vii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (viii) risks related to achieving positive clinical trial results; (ix) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-Q and InterMune’s other periodic reports filed with the SEC.
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InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2005 and 2004		June 30, 2005 and 2004
	2005	2004	2005	2004
Revenues
Actimmune	$25,892	$31,349	53,597	$64,270
Infergen	7,378	3,929	15,129	7,927
Amphotec and other	782	616	1,424	1,825

Total revenues	34,052	35,894	70,150	74,022
Costs and expenses:
Cost of goods sold	10,637	8,843	20,217	18,531
Amortization of product rights	734	776	2,110	1,553
Research and development	22,506	20,366	42,354	38,633
Selling, general and administrative	24,405	18,019	48,501	34,705

Total costs and expenses	58,282	48,004	113,182	93,422
Loss from operations	(24,230)	(12,110)	(43,032)	(19,400)
Interest income	1,029	944	2,067	1,789
Interest expense	(312)	(1,901)	(624)	(4,159)
Other income (expense)	(215)	0	455	(3,008)

Net loss	$(23,728)	$(13,067)	(41,134)	$(24,778)

Basic and diluted net loss per share	$(0.74)	$(0.41)	(1.28)	$(0.78)

Shares used in calculating basic and diluted net loss per share	32,134	31,935	32,097	31,875
InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,	December 31,
	2005	2004
Cash, cash equivalents and available-for-sale securities	$138,381	$183,025
Other assets	80,722	82,986

Total assets	$219,103	$266,011

Total liabilities	$56,018	$63,220
Convertible senior notes	170,000	170,000
Stockholders’ equity/deficit	(6,915)	32,791

Total liabilities and stockholders’ equity	$219,103	$266,011